Exhibit 10.6

EMPLOYEE MATTERS AGREEMENT

between

AUTOMATIC DATA PROCESSING, INC.

and

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Dated as of                     , 2007

TABLE OF CONTENTS

(i)

SCHEDULE A             ADP Health, Welfare and Similar Plans

D-ii

EMPLOYEE MATTERS AGREEMENT dated as of             , 2007 (this “Agreement”) between Automatic Data Processing, Inc., a Delaware corporation (“ADP”), and Broadridge Financial Solutions, Inc., a Delaware corporation whose sole shareholder is ADP (“Broadridge” and, together with ADP, each, a “Party” and collectively, the “Parties”).

WHEREAS, as of the date of this Agreement, the ADP affiliated group includes Broadridge and its subsidiaries;

WHEREAS, the Parties (or their predecessors-in-interest) have entered into the Separation and Distribution Agreement (as defined below), pursuant to which ADP has contributed to Broadridge the stock and assets associated with the Broadridge Business (as defined below) in exchange for shares of common stock of Broadridge, cash and the assumption by Broadridge of certain liabilities related to the Broadridge Business;

WHEREAS, ADP intends to distribute on a pro rata basis to its shareholders all of the shares of stock of Broadridge (the “Distribution”);

WHEREAS, the Parties believe the Distribution will provide greater flexibility for management, capital requirements and growth of the Broadridge Business while ensuring that ADP senior management can focus its time and resources on the development of the ADP retained businesses;

WHEREAS, in connection with effecting the Distribution, ADP and Broadridge have agreed to enter into this Agreement, for the purpose of allocating assets, liabilities and responsibilities with respect to certain employee benefit plans and programs between and among them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by ADP or any of its Affiliates.

“ADP Common Stock” means shares of common stock, par value $0.10 per share, of ADP.

“ADP Employee” means any individual who, immediately following the Distribution Date, will be employed by ADP or any member of the ADP Group in a capacity considered by ADP to be common law employment, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“ADP FY07 DCP” means the Automatic Data Processing, Inc. FY07 Deferred Compensation Program.

“ADP Group” means ADP and each of its Affiliates and Subsidiaries, and any corporation or other entity that may become part of such Group from time to time, other than the Broadridge Group.

“ADP Option” means an option to purchase ADP Common Stock issued under the ADP Stock Option Plans.

“ADP Pension Plan” means the Automatic Data Processing, Inc. Pension Retirement Plan.

“ADP Pre-Distribution Stock Value” means the official NYSE only “regular way” closing price of ADP Common Stock on March 30, 2007 as reported by the NYSE.

“ADP Post-Distribution Stock Value” means the official NYSE only “regular way” first trade price of ADP Common Stock on April 2, 2007 as reported by the NYSE

“ADP Restricted Stock” means restricted shares of ADP Common Stock outstanding under the Automatic Data Processing, Inc. Key Employees’ Restricted Stock Plan.

“ADP Savings Plan” means the Automatic Data Processing, Inc. Retirement and Savings Plan.

“ADP Severance Policy” means the Automatic Data Processing, Inc. Severance Pay Policy.

“ADP SORP” means the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan.

“ADP Stock Option Plans” means, collectively, the Automatic Data Processing, Inc. 1990 Key Employees’ Stock Option Plan and the Automatic Data Processing, Inc. 2000 Stock Option Plan.

“ADP VEBA” means the Automatic Data Processing Inc. and Subsidiaries Employee Welfare Benefit Trust.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“Broadridge Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Broadridge Group on or after the Distribution Date.

“Broadridge Business” means the business and operations conducted by the Broadridge Group from time to time, whether prior to, at or after the Effective Time, including, without duplication, (i) the Brokerage Services and Securities Clearing and Outsourcing Services Businesses conducted by ADP prior to the Restructuring and (ii) the business and operations conducted by the Broadridge Group, as more fully described in the Information Statement.

“Broadridge Common Stock” means common stock of Broadridge, par value $0.01 per share.

“Broadridge Group” means Broadridge and each of its Subsidiaries and Affiliates and any corporation or other entity that may become part of such Group from time to time.

“Broadridge Employee” means any individual who, immediately following the Distribution Date, will be employed by Broadridge or any member of the Broadridge Group in a capacity considered by Broadridge to be common law employment, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“Broadridge Option” means an option to purchase shares of Broadridge Common Stock.

“Broadridge Option Price Ratio” means the quotient obtained by dividing the Broadridge Stock Value by the ADP Pre-Distribution Stock Value.

“Broadridge Option Share Ratio” means the quotient obtained by dividing the ADP Pre-Distribution Stock Value by the Broadridge Stock Value.

“Broadridge Participant” means any individual who, immediately following the Distribution Date, is a Broadridge Employee, or a beneficiary, dependent or alternate payee thereof.

“Broadridge Restricted Stock Share Ratio” means the quotient obtained by dividing the ADP Post-Distribution Stock Value by the Broadridge Stock Value.

“Broadridge Stock Plan” means the Broadridge Financial Solutions, Inc. 2007 Omnibus Award Plan.

“Broadridge Stock Value” means the official NYSE only “regular way” first trading price of Broadridge Common Stock on April 2, 2007 as reported by the NYSE.

“Brokerage Services and Securities Clearing and Outsourcing Services Businesses” means all of the ADP Brokerage Services’ and Securities Clearing and Outsourcing Services’ business and operations, as more fully described in ADP’s Form 10-K for the fiscal year ended June 30, 2006.

“Canadian Restructuring” means the transfer of the Brokerage Services and Securities Clearing and Outsourcing Services Businesses conducted, directly or indirectly, by ADP Canada Co., a Canadian corporation, to a new Canadian company that will be transferred to Broadridge in a transaction intended to qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Distribution Date” means the date on which the Distribution shall be effected.

“DOL” means the Department of Labor.

“Dutch Restructuring” means the transfer of the Brokerage Services and Securities Clearing and Outsourcing Services Businesses conducted by the subsidiaries of ADP Nederland BV, a Dutch corporation, to a new Dutch company that will be transferred to a second Dutch company that will be a subsidiary of Broadridge in a transaction intended to qualify as a tax-free split-off pursuant to Sections 368(a)(1)(D) and 355 of the Code.

“Effective time” means the time at which the Distribution occurs on the Distribution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former ADP Employee” means, as of the Distribution Date, any former employee of ADP or an Affiliate, including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with ADP or an Affiliate was with a member of the ADP Group, but in all events excluding any person who is a Broadridge Employee.

“Former Broadridge Employee” means, as of the Distribution Date:

(a) any former employee of ADP or an Affiliate, including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with ADP or an Affiliate was with a member of the Broadridge Group and such active employment has ended before the Distribution Date,

(b) any individual who, as of the Distribution Date, is on long-term disability leave and whose most recent active employment with ADP or an Affiliate prior to the Distribution Date was with a member of the Broadridge Group, and

(c) any former service provider (including any individual who was an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of ADP or an Affiliate) with respect to whom (x) such service provider’s employment, non-employment, retainer arrangement, or relationship with ADP or an Affiliate ended before the Distribution Date and (y) such service provider’s most recent employment, non-employment, retainer arrangement, or relationship prior to the Distribution Date was with a member of the Broadridge Group.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE.

“Group” means the ADP Group and/or the Broadridge Group, as the context requires.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information” means all information of either the ADP Group or the Broadridge Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software (as defined in the definition of “Intellectual Property”), marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Information Statement” means the information statement and any related documentation to be distributed to holders of ADP Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“IRS” means the Internal Revenue Service.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship (“Copyrights”); (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vi) domain names and uniform resource locators; (vii) moral rights; (viii) privacy and publicity rights; (ix) any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, invention disclosures or other data, not including works subject to Copyright, Patent or Trademark protection (“Technology”); (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“NYSE” means the New York Stock Exchange, Inc.

“Participating Company” means ADP and any Affiliate or any other entity (other than an individual) participating in an ADP Benefit Plan.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

“Restructuring” means, collectively, the Dutch Restructuring, the U.S. Restructuring, the Canadian Restructuring, the Swiss Restructuring and the U.S. Contribution.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between ADP and Broadridge (or their predecessors-in-interest) dated as of             , 2007.

“Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Swiss Restructuring” means the transfer of the Brokerage Services and Securities Clearing and Outsourcing Services Businesses conducted by ADP Suisse S.A., a Swiss company, to a new Swiss company that will be transferred to Broadridge.

“U.S. Contribution” means the contribution by ADP to Broadridge of the U.S. Subsidiaries of ADP Atlantic, Inc., a Delaware corporation, that conduct the Brokerage Services and Securities Clearing and Outsourcing Services Businesses.

“U.S. Restructuring” means the transfer by ADP Atlantic, Inc., a Delaware corporation (“ADP Atlantic”), to ADP of the U.S. Subsidiaries of ADP Atlantic that conduct the Brokerage Services and Securities Clearing and Outsourcing Services Businesses, in a transaction intended to qualify as tax-free pursuant to Section 332 of the Code.

Section 1.2 General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) As of the Effective Time, except as otherwise expressly provided for in this Agreement, ADP shall, or shall cause one or more members of the ADP Group to, assume or retain, as applicable, and ADP hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all ADP Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all ADP Employees, Former ADP Employees, their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the ADP Group or in any other employment, non-employment, retainer arrangement, or relationship with any member of the ADP Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the ADP Group, (iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Former Broadridge Employees, their dependents and beneficiaries and (iv) any other Liabilities or obligations expressly assigned to ADP or any of its Affiliates under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the ADP Group as provided for in this Section 2.1(a) are intended to be ADP Liabilities as such term is defined in the Separation and Distribution Agreement.

(b) As of the Effective Time, except as otherwise expressly provided for in this Agreement, Broadridge shall, or shall cause one or more members of the Broadridge Group to, assume and Broadridge hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Broadridge Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Broadridge Employees, their dependents and beneficiaries and other persons who provide services to the Broadridge Group (including any individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Broadridge Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Broadridge Group), and (iii) any other Liabilities or obligations expressly assigned to Broadridge or any of its Affiliates under this Agreement. For purposes of clarification, the Liabilities assumed by the Broadridge Group as provided for in this Section 2.1(b) are intended to be Broadridge Liabilities as such term is defined in the Separation and Distribution Agreement.

(c) From time to time after the Distribution, Broadridge shall promptly reimburse ADP, upon ADP’s reasonable request and the presentation by ADP of such substantiating documentation as Broadridge shall reasonably request, for the cost of any obligations or Liabilities satisfied by ADP or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of Broadridge or any of its Affiliates.

(d) From time to time after the Distribution, ADP shall promptly reimburse Broadridge, upon Broadridge’s reasonable request and the presentation by Broadridge of such substantiating documentation as ADP shall reasonably request, for the cost of any obligations or Liabilities satisfied by Broadridge or its affiliates that are, or that have been made pursuant to this Agreement, the responsibility of ADP or its Affiliates.

Section 2.2 Cessation of Broadridge Participation in ADP Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Effective Time, Broadridge and each member of the Broadridge Group shall cease to be a Participating Company in any ADP Benefit Plan, and (ii) each Broadridge Participant and any other service providers who provide services to any member of the Broadridge Group on or after the Effective Time (including any individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Broadridge Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Broadridge Group), effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any ADP Benefit Plan, and ADP and Broadridge shall take all necessary action to effectuate each such cessation.

Section 2.3 Comparable Compensation and Benefits. Except as otherwise agreed to by ADP, with respect to a Broadridge Employee, for the period commencing on the Distribution Date and ending on the last day of the first calendar year beginning on or after the Distribution Date, Broadridge (acting directly or through its Affiliates) intends to provide such Broadridge Employees with compensation opportunities (including, without limitation, salary, wages, commissions and bonus opportunities) and employee benefits, but in all events excluding any equity or non-qualified deferred compensation plans or programs, that are substantially comparable, in the aggregate, to the compensation opportunities and employee benefits to which such Broadridge Employees were entitled to immediately prior to the Distribution Date; provided, however, that neither Broadridge nor any other member of the Broadridge Group shall be required to establish any tax-qualified defined benefit pension plan for Broadridge Employees.

Section 2.4 Service Recognition. Broadridge shall give each Broadridge Participant full credit for purposes of eligibility, vesting, and determination of level of benefits under any Broadridge Benefit Plan for such Broadridge Participant’s service with any member of the ADP Group prior to the Distribution Date to the same extent such service was recognized by the applicable ADP Benefit Plans immediately prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

ARTICLE III

THE ADP PENSION PLAN

Section 3.1 Status of Broadridge Employees. Effective as of the Distribution Date, each Broadridge Employee and Former Broadridge Employee shall, for all purposes of the ADP Pension Plan, be treated as having terminated employment with ADP and with all of its Affiliates as of the Distribution Date (or, if earlier, as of the date of such person’s actual termination of employment with ADP and all Affiliates). Also Effective as of the Distribution Date, each Broadridge Employee shall become fully vested in such person’s entire accrued benefit under the ADP Pension Plan.

Section 3.2 ADP Retention of Liabilities With Respect to Broadridge Employees. Notwithstanding anything herein to the contrary, and subject to Section 3.3 of this Agreement, the legal responsibility and obligation to pay (or continue to pay, as the case may be) all benefits otherwise accrued under the ADP Pension Plan with respect to Broadridge Employees and Former Broadridge Employees shall at all times remain the legal responsibility and obligation of ADP and the ADP Pension Plan. In connection therewith, there shall be no transfer of Assets from the ADP Pension Plan to any Broadridge Benefit Plan.

ARTICLE IV

TAX-QUALIFIED DEFINED CONTRIBUTION PLAN

Section 4.1 The ADP Savings Plan.

(a) Establishment of the Broadridge Savings Plan. Effective as of the Distribution Date, Broadridge shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust for the benefit of Broadridge Employees (the “Broadridge Savings Plan”). Broadridge shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Broadridge Savings Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Broadridge (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Broadridge Savings Plan.

(b) Full Vesting Under ADP Savings Plan. Effective as of the Distribution Date, each Broadridge Employee shall become fully vested in such person’s entire account balance under the ADP Savings Plan.

(c) Prorated Matching Contribution. As soon as practical on or after the Distribution Date, ADP shall contribute to the ADP Savings Plan on behalf of each Broadridge Employee a pro-rated portion of the employer matching contribution that would otherwise have been contributed on behalf of such person if no end-of-year employment requirement applied for purposes of receiving such matching contribution.

(d) Transfer of ADP Savings Plan Assets. On or as soon as reasonably practicable following the Distribution Date, ADP shall cause the account balances (including any outstanding loan balances) in the ADP Savings Plan attributable to Broadridge Employees, together with an amount of cash equal to the aggregate of such account balances to be transferred to the Broadridge Savings Plan, and Broadridge shall cause the Broadridge Savings Plan to accept such transfer of accounts and cash and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the ADP Savings Plan relating to the accounts of Broadridge Employees. Such transfer of cash shall be done in accordance with the requirements of Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(e) Form 5310-A. No later than thirty (30) days prior to the date of such aforementioned transfer from the ADP Savings Plan to the Broadridge Savings Plan, ADP and Broadridge (each acting directly or through their respective

Affiliates) shall, to the extent necessary, each file an IRS Form 5310-A regarding such transfer.

Section 4.2 Contributions as of the Distribution Date. All contributions payable to the ADP Savings Plan with respect to employee deferrals, matching contributions and any other required contributions for Broadridge Employees through the Distribution Date shall be paid by ADP to the ADP Savings Plan prior to the date of the cash transfer described in Section 4.1(b) above.

ARTICLE V

HEALTH, WELFARE AND SIMILAR PLANS

Section 5.1 Plans Maintained by ADP Prior to the Distribution Date.

(a) Establishment of the Broadridge Plans. ADP or one or more of its Affiliates maintain each of the health, welfare and similar plans set forth on Schedule A attached hereto (the “ADP Welfare Plans”) in part for the benefit of eligible individuals who, as of the Distribution Date, will be Broadridge Participants. Effective as of the Distribution Date, Broadridge shall, or shall cause a Broadridge Affiliate to, adopt, for the benefit of eligible Broadridge Participants, health, welfare and similar plans, the terms of which are substantially comparable, in the aggregate, to the terms of the ADP Welfare Plans as in effect immediately prior to the Distribution Date (collectively, the “Broadridge Welfare Plans”).

(b) Terms of Participation in Broadridge Welfare Plans. Broadridge (acting directly or through its Affiliates) shall cause all Broadridge Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Broadridge Participants, other than limitations that were in effect with respect to any such person as of the Distribution Date under the ADP Welfare Plans, (ii) honor any deductible, out-of-pocket maximum, and co-payment incurred by Broadridge Participants under the ADP Welfare Plans in which they participated immediately prior to the Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under any Broadridge Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Broadridge Participant following the Distribution Date, to the extent such Broadridge Participant had satisfied any similar limitation under the analogous ADP Welfare Plan, and (iv) provide each Broadridge Participant with new annual and lifetime maximums.

(c) Reimbursement Account Plan. Effective as of the Distribution Date, Broadridge (acting directly or through its Affiliates) shall have established a health and dependent care reimbursement account plan (the “Broadridge Reimbursement Account Plan”) with features that are comparable to those contained in the Automatic Data Processing, Inc. Health Care and Dependent Care Flexible Spending Accounts Plan (the “ADP Reimbursement Account Plan”). With respect to Broadridge

Participants, effective as of the Effective Time, Broadridge (acting directly or through its Affiliates) shall assume responsibility for administering all reimbursement claims of Broadridge Participants with respect to calendar year 2007, whether arising before, on, or after the Distribution Date, under the Broadridge Reimbursement Account Plan and, for the avoidance of doubt, on and after the Distribution Date, no additional claims shall be reimbursed with respect to Broadridge Participants under the ADP Reimbursement Account Plan. ADP shall, as soon as practicable following the Distribution Date, determine (i) the sum of all contributions to the ADP Reimbursement Account Plan made with respect to calendar year 2007 by or on behalf of all Broadridge Participants, as a whole, prior to the Distribution Date (the “Aggregate Pre-Distribution Date Contributions”) and (ii) the sum of all claims incurred in calendar year 2007 and paid by the ADP Reimbursement Account Plan with respect to such Broadridge Participants, as a whole, prior to the Distribution Date (the “Aggregate Pre-Distribution Date Disbursements”). If the Aggregate Pre-Distribution Date Contributions exceeds the Aggregate Pre-Distribution Date Disbursements, ADP shall, as soon as practicable following ADP’s determination of the Aggregate Pre-Distribution Date Contributions and Pre-Distribution Date Disbursements, transfer to Broadridge an amount in cash equal to such difference. If the Aggregate Pre-Distribution Date Disbursements exceeds the Aggregate Pre-Distribution Date Contributions, Broadridge shall, upon ADP’s reasonable request and the presentation of such substantiating documentation as Broadridge shall reasonably request, transfer to ADP an amount in cash equal to such difference.

(d) Continuation of Elections. With respect to Broadridge Participants, as of the Distribution Date, Broadridge (acting directly or through its Affiliates) shall cause the Broadridge Welfare Plans to recognize and maintain all elections and designations (including, without limitation, all coverage and contribution elections and beneficiary designations) made by Broadridge Participants under, or with respect to, the ADP Welfare Plans and apply such elections and designations under the Broadridge Welfare Plans for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the corresponding Broadridge Welfare Plan.

(e) COBRA and HIPAA. ADP (acting directly or through its Affiliates) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the ADP Welfare Plans with respect to Broadridge Participants. The Parties hereto agree that the Distribution shall not constitute a COBRA qualifying event for any purposes of COBRA.

(f) Liabilities. Broadridge (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the Broadridge Welfare Plans, all claims of Broadridge Participants from and after the Distribution Date that are incurred on or after the Distribution Date. ADP (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the ADP Welfare Plans, all claims of Broadridge Participants that are incurred prior to the Distribution Date. For purposes of this Section 5.1(f), a claim is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim; (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

Section 5.2 ADP VEBA. In no event will any of the assets held under the ADP VEBA be transferred to Broadridge (or any of its Affiliates) or to any Broadridge Benefit Plan.

Section 5.3 Time-Off Benefits. Broadridge shall credit each Broadridge Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Broadridge Participant had with ADP (or with any Affiliate) as of the Distribution Date.

ARTICLE VI

SUPPLEMENTAL OFFICERS RETIREMENT PLAN

Section 6.1 Establishment of Broadridge Supplemental Officers Retirement Plan. Effective as of the Distribution Date, Broadridge shall, or shall cause one of its Affiliates to, establish a plan to be known as the “Broadridge Supplemental Officers Retirement Plan.”

Section 6.2 ADP Plan. ADP shall remain responsible for the payment of all benefits under the ADP SORP which are otherwise due and owing to all Broadridge Participants. Other than as specifically agreed to in writing by ADP, each Broadridge Employee shall, for all purposes of the ADP SORP, be treated as terminating employment with ADP and with all of its Affiliates at the Effective Time. For purposes of clarification, the amounts which ADP is so required to pay to Broadridge Participants are intended to be ADP Liabilities as such term is defined in the Separation and Distribution Agreement.

ARTICLE VII

DEFERRED COMPENSATION PLAN

Section 7.1 Broadridge FY07 Deferred Compensation Plan. Effective as of the Distribution Date, Broadridge shall, or shall cause one of its Affiliates to, establish a non-qualified deferred compensation plan to benefit Broadridge Participants who prior to the Distribution Date had deferred bonus amounts under the ADP FY07 DCP (the “Broadridge FY07 DCP”). Effective as of the Effective Time, Broadridge hereby agrees to cause the Broadridge FY07 DCP to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the ADP FY07 DCP with respect to all Broadridge Participants therein. Broadridge (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Broadridge FY07 DCP.

Notwithstanding the foregoing provisions of Section 2.3 of this Agreement to the contrary, the Broadridge FY07 DCP shall have the same terms and conditions as the ADP FY07 DCP.

Section 7.2 Continuation of Elections. As of the Distribution Date, Broadridge (acting directly or through an Affiliate) shall cause the Broadridge FY07 DCP to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to Broadridge Participants under the ADP FY07 DCP.

ARTICLE VIII

EQUITY AWARDS

Section 8.1 Treatment of Outstanding ADP Options Held by Broadridge Employees. Each ADP Option held by a Broadridge Employee as of the Distribution Date shall be substituted with a Broadridge Option issued under the Broadridge Stock Plan and subject to terms and conditions after the Distribution that are substantially similar to the terms and conditions applicable to the corresponding ADP Option immediately prior to the Distribution; provided that (i) the number of shares of Broadridge Common Stock subject to each such Broadridge Option shall be equal to the product of (x) the number of shares of ADP Common Stock subject to the corresponding ADP Option immediately prior to the Distribution Date and (y) the Broadridge Option Share Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of each such Broadridge Option shall be equal to the product of (x) the per-share exercise price of the corresponding ADP Option immediately prior to the Distribution Date and (y) the Broadridge Option Price Ratio, rounded up to the nearest whole cent.

Section 8.2 Treatment of Outstanding Shares of ADP Restricted Stock Held by Broadridge Employees.

(a) Broadridge Stock Received by Broadridge Employees. Shares of Broadridge Common Stock distributed in connection with the payment of the Distribution in respect of shares of ADP Restricted Stock held by a Broadridge Employee shall not be subject to any forfeiture restriction, and shall be treated for all purposes the same as shares of Broadridge Common Stock distributed in connection with the payment of the Distribution to all other holders of ADP Common Stock.

(b) Substitution of ADP Restricted Stock. Each share of ADP Restricted Stock held by a Broadridge Employee as of the Distribution Date shall be surrendered on the Distribution Date to ADP and substituted with restricted shares of Broadridge Common Stock (“Broadridge Restricted Stock”) issued under the Broadridge Stock Plan and subject to terms and conditions after the Distribution that are substantially similar to the terms and conditions applicable to the corresponding shares of ADP Restricted Stock immediately prior to the Distribution. The number of shares of Broadridge Restricted Stock to which a Broadridge Employee is entitled pursuant to this

Section 8.2 will equal the product of (x) the number of shares of corresponding ADP Restricted Stock held by such Broadridge Employee immediately prior to the Distribution Date and (y) the Broadridge Restricted Stock Share Ratio, with fractional shares rounded to the nearest whole share.

ARTICLE IX

ADDITIONAL COMPENSATION MATTERS; SEVERANCE

Section 9.1 Broadridge Assumption of Annual Incentive and Bonus Liability. Effective as of the Effective Time, Broadridge shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any annual incentive awards and bonuses that any Broadridge Employee is eligible to receive with respect to the fiscal year ending June 30, 2007 and, effective as of the Effective Time, ADP shall have no obligation with respect to any such annual incentive award

Section 9.2 Severance Policies.

(a) Establishment of Broadridge Severance Plan. Effective as of the Distribution Date, Broadridge shall take all steps necessary to establish a severance plan for Broadridge Employees (the “Broadridge Severance Policy”).

(b) Assumption of Severance Liabilities. Effective as of the Effective Time, (i) Broadridge shall assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any severance benefit to which any Broadridge Participant may otherwise be entitled and (ii) ADP shall have no Liability or responsibility to pay any benefits to any Broadridge Employee pursuant to the terms of the ADP Severance Policy.

(c) Severance Benefits. With respect to any Broadridge Employee who becomes eligible to receive severance benefits pursuant to the Broadridge Severance Policy during the period commencing on the Distribution Date and ending on the first anniversary of the Distribution Date, the Broadridge Severance Policy shall provide to such Broadridge Employee an amount of severance benefit that is not less than the number of weeks of pay that such Broadridge Employee would have received under the ADP Severance Policy as in effect immediately prior to the Distribution Date.

(d) Effect of the Separation on Severance. ADP and Broadridge acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement will not constitute a termination of employment of any Broadridge Employee for purposes of any policy, plan, program or agreement of ADP or Broadridge or any member of the ADP Group or the Broadridge Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

Section 9.3 Workers’ Compensation Liabilities.

(a) Pre-Distribution Date Claims. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Broadridge Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before the Effective Time shall be retained by ADP.

(b) Post-Distribution Date Claims. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Broadridge Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, on or after the Effective Time shall be the sole and exclusive Liability of Broadridge.

General. ADP and Broadridge shall cooperate in good faith with respect to the notification to appropriate governmental agencies of the Distribution and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. ADP and Broadridge (acting directly or through their respective Affiliates) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in the Separation and Distribution Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Subject to Broadridge’s obligations under this Agreement, nothing in this Agreement shall prohibit Broadridge or any Broadridge Affiliate from amending, modifying or terminating any Broadridge Benefit Plan at any time within its sole discretion. In addition, subject to ADP’s obligations under this Agreement, nothing in this Agreement shall prohibit ADP or any ADP Affiliate from amending, modifying or terminating any ADP Benefit Plan at any time within its sole discretion.

Section 10.4 Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement or the Separation and Distribution Agreement, no provision of this Agreement or the Separation and Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any ADP Employee or Broadridge Employee or other future, present, or former employee of any member of the ADP Group or the Broadridge Group under any ADP Benefit Plan or Broadridge Benefit Plan or otherwise. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the ADP Benefit Plans. Furthermore, this Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of ADP, Broadridge or either of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.5 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 10.6 Access to Employees. Following the Distribution Date, each Party shall, or shall cause its Affiliates to, make available to the other Party those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between ADP and Broadridge) to which any employee, director or Benefit Plan of the ADP Group or the Broadridge Group is a party and which relates to the ADP Benefit Plans prior to the Distribution Date or the Broadridge Benefit Plans on or after the Distribution Date.

Section 10.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Broadridge Participants under ADP Benefit Plans shall be transferred to and be in full force and effect under the corresponding Broadridge Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Broadridge Participant.

Section 10.8 Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any ADP Benefit Plan or Broadridge Benefit Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Complete Agreement; Representations. Except as explicitly stated herein, this Agreement, together with the exhibits and schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) ADP represents on behalf of itself and each other member of the ADP Group and Broadridge represents on behalf of itself and each other member of the Broadridge Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 11.2 Costs and Expenses. All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be borne as provided in the Separation and Distribution Agreement.

Section 11.3 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 11.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, New Jersey 07068

Attn: General Counsel

Fax: 973-974-3324

If to Broadridge or any member of the Broadridge Group, to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attn: General Counsel

Fax: 201-714-3506

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 11.5 Amendment, Modification or Waiver.

(a) Prior to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by ADP in its sole discretion by execution of a written amendment delivered to Broadridge. Subsequent to the Distribution, this Agreement may be amended, modified, supplemented or superseded only by an instrument signed by duly authorized signatories of both Parties.

(b) Following the Distribution, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any

Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.6 No Assignment; Binding Effect.

(a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that following the Effective Time each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

(b) Except for the provisions of Article IV of the Separation and Distribution Agreement relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8 Negotiation. Except as otherwise provided for herein, in the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within fifteen (15) business days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within thirty (30) business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 11.10. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 11.9 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.10 New York Forum. Subject to the prior exhaustion of the procedures set forth in Section 11.08, each of the Parties agrees that, except as otherwise provided herein, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 11.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 11.12 Interpretation; Conflict With Ancillary Agreements. The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against any Party. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. If, and to the extent, the provisions of this Agreement conflict with the Separation and Distribution Agreement, or any Ancillary Agreement, the provisions of this Agreement shall control.

Section 11.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:
Name: Title:

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:
Name: James B. Benson

SCHEDULE A

ADP Health, Welfare and Similar Plans

Medical Plan.

Prescription Plan.

Dental Plan.

Life Insurance Plan.

Accident Death and Dismemberment Plan.

Long Term Disability Plan.

Automatic Data Processing, Inc. Executive Retiree Health Plan

Automatic Data Processing, Inc. Vision Care Plan.

Automatic Data Processing, Inc. Business Travel Accident Plan.

Automatic Data Processing, Inc. Short Term Disability Salary Continuation Policy

Automatic Data Processing, Inc. Personal Accident Insurance.

Automatic Data Processing, Inc. Employees’ Savings-Stock Purchase Plan.

Automatic Data Processing, Inc. Employee Assistance Program.

Automatic Data Processing, Inc. Tuition Reimbursement Program.

Voluntary Employee pay all non-ERISA Plans include:

Group Universal Life Insurance;

Long Term Care; and

Auto and Home Insurance.